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                                          EXHIBIT EX-12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Six Months Ended
                                          June 30,
                                      1995         1994
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $354.1       $265.1
  One-third of rental expense          12.7         15.6
                                     ______       ______
    Total                            $366.8       $280.7
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $214.1       $209.4
  Provision for income taxes          135.9        126.0
  Fixed charges                       366.8        280.7
                                     ______       ______
    Total                            $716.8       $616.1
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          1.95         2.19
                                       ====         ====